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                                                                    EXHIBIT 12.a


          Pro Forma Computation of Ratio of Earnings to Fixed Charges
               Giving Effect to the Acquisition Discussed Herein

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                                                                   Nine Months Ended           Year Ended
                                                                   September 30, 2000       December 31, 1999
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                                                                              (Thousands of Dollars)
Fixed Charges, as defined
     Interest on long-term debt                                              $ 67,670                $ 56,722
     Other interest                                                            15,634                  18,993
     Amortization of debt discount and expense                                  2,345                   1,960
     Interest on lease agreements                                               3,777                   6,186
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          Total Fixed Charges                                                  89,426                  83,861
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Earnings before income taxes and income from equity investees                 169,885                 169,647
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Earnings available for fixed charges                                         $259,311                $253,508
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Ratio of earnings to fixed charges                                              2.90x                   3.02x
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For purposes of computing the ratio of earnings to fixed charges, "earnings"
consist of income before cumulative effect of a change in accounting principle plus fixed charges and income taxes, less undistributed income from equity investees.  "Fixed charges" consists of interest charges, the amortization of debt discounts and issue costs and the representative interest portion of operating leases.